Exhibit 8.1 List of subsidiaries of Offshore Systems International Ltd. and their jurisdictions

Offshore Systems Ltd., British Columbia

OSI Geomatics Ltd. (formerly Offshore Charts Ltd.), Yukon Territory

OSI Geomatics Inc. (formerly Offshore Systems International Inc.), Washington, United States

Offshore Survey and Positioning Services, British Columbia